Exhibit 99.1
Alpine Immune Sciences Provides Corporate Update and
Reports Second Quarter 2021 Financial Results

- Conference call and webcast today at 4:30 p.m. ET -
SEATTLE, WA - August 10, 2021 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for cancer and autoimmune/inflammatory diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2021.
“We have had a highly productive second quarter with substantial progress made across our portfolio highlighted by the initiation of Synergy, our international Phase 2 trial of ALPN-101, or acazicolcept, in lupus patients, the achievement of $45 million in development milestones as part of our AbbVie agreement, and the first presentation of clinical data from ALPN-202 highlighting the potential differentiation of safely agonizing CD28. Alpine has evolved into a global development company with clinical programs in both Immunology and Oncology and two strong pharmaceutical partners in AbbVie and Merck.” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Looking forward, we plan to initiate our Phase 1 study for ALPN-303 by the fourth quarter and look forward to providing other updates as we progress on all our clinical studies.”

Second Quarter 2021 and Recent Corporate and Clinical Updates
•Acazicolcept: Dual CD28/ICOS inhibitor
◦Initiated Synergy, an international, double-blind placebo-controlled Phase 2 study of acazicolcept in patients with Systemic Lupus Erythematosus (SLE).
◦Achieved $45 million in pre-option exercise development milestones as part of the 2020 Option and License Agreement with AbbVie, with the potential of an additional $30 million in pre-option exercise development milestones.
•ALPN-202: Conditional CD28 costimulator and dual checkpoint inhibitor
◦Presented initial dose escalation experience with ALPN-202 monotherapy in the NEON-1 clinical trial at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting. ALPN-202 was well-tolerated to date, with evidence of peripheral T cell modulation consistent with CD28 agonism, and clinical benefit observed in the majority of participants, despite the population consisting of heavily pre-treated, advanced tumor types traditionally considered unresponsive to immunotherapies.
◦Entered a clinical trial collaboration and supply agreement with Merck and initiated enrollment in NEON-2, a dose escalation and expansion study to evaluate the safety and efficacy of ALPN-202 in combination with KEYTRUDA® (pembrolizumab).
•ALPN-303: Dual APRIL/BAFF inhibitor
◦Presented an oral abstract at the 2021 European Alliance of Associations for Rheumatology (EULAR) virtual meeting demonstrating superior preclinical activity of ALPN-303 compared to multiple comparators, including wild-type TACI-Fc fusion proteins.
◦Targeting completion of activities to support initiation of a Phase 1 healthy volunteer study with ALPN-303 in the fourth quarter of this year.
•General Corporate
◦Appointed Zelanna Goldberg, M.D., M.A.S. as Chief Medical Officer: Dr. Goldberg brings over 20 years of industry and clinical practice experience, including strategic and/or operational responsibility for multiple therapeutic products. Most recently Dr. Goldberg was Senior Vice President of Clinical Science at Iovance Biotherapeutics.
◦Added to the Russel 3000® Index.

Second Quarter 2021 Financial Results
As of June 30, 2021, we had cash, cash equivalents, restricted cash, and investments totaling $100.4 million, which does not include the $45.0 million in achieved milestones from the AbbVie collaboration expected to be received in the third quarter. We recorded net losses of $11.0 million and $9.9 million for the quarters ended June 30, 2021 and 2020, respectively.
Collaboration revenue for the quarter ended June 30, 2021 was $7.2 million compared to $0.7 million for the quarter ended June 30, 2020.The increase was primarily attributable to the revenue recognized under our AbbVie Agreement.
Research and development expenses for the quarter ended June 30, 2021 were $14.6 million compared to $7.1 million for the quarter ended June 30, 2020. The increase was primarily attributable to contract manufacturing and process development of our product candidates, personnel-related expenses, clinical trial activities, and direct research activities.
General and administrative expenses for the quarter ended June 30, 2021 were $3.3 million compared to $3.3 million for the quarter ended June 30, 2020. While the costs remained relatively constant, decreases in professional and legal services were partially offset by increases in personnel-related expenses to support the growth and expansion of our business.
Alpine expects that its current cash resources, combined with the $45 million in achieved milestones and the potential additional $30 million in pre-option exercise milestones payable under its option and license agreement with AbbVie, for the development and commercialization of acazicolcept, are sufficient to fund Alpine's planned operations through 2023.
Second Quarter 2021 Conference Call and Webcast Details
Alpine will host a conference call and live webcast to discuss the second quarter performance today, August 10, 2021 at 4:30 p.m. ET/1:30 p.m. PT.
To access the live call by phone, dial (800) 816-3005 (domestic) or (857) 770-0069 (international) and reference conference ID: 8145346. A live webcast of the presentation will be available online in the investor relations section of the company’s website at https://ir.alpineimmunesciences.com/events. A replay of the presentation will be available on the company website for 90 days following the webcast.
About Alpine Immune Sciences, Inc.
Alpine Immune Sciences, Inc. is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies, the timing of and results from clinical trials and preclinical development activities, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash combined with the $45 million in achieved and the potential additional $30 million in pre-option exercise milestones payable under our option and license agreement with AbbVie to fund operations through 2023, the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates, our ability to achieve additional milestones in our collaboration with AbbVie, the progress and potential of our other ongoing development programs, the timing of our public presentations and potential publication of future clinical data, the efficacy of our clinical trial designs, anticipated enrollment in our clinical trials and the timing thereof, expectations regarding our ongoing collaborations, and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.
“SIP” and “TIP,” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	June 30, 2021	December 31, 2020
	(unaudited)
Cash and cash equivalents	$18,813	$34,959
Short-term investments	72,247	70,622
Total current assets	139,736	107,101
Long-term investments	9,120	25,549
Total assets	159,818	144,090
Total current liabilities	60,246	41,167
Total stockholders’ equity	43,831	62,158
Total liabilities and stockholders’ equity	159,818	144,090

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)
Collaboration revenue	$7,193	$688	$10,397	$1,779
Operating expenses:
Research and development	14,634	7,096	25,071	11,974
General and administrative	3,290	3,344	6,546	5,122
Total operating expenses	17,924	10,440	31,617	17,096
Loss from operations	(10,731)	(9,752)	(21,220)	(15,317)
Other income (expense):
Interest expense	(218)	(226)	(435)	(346)
Interest income	51	44	114	196
Loss before taxes	(10,898)	(9,934)	(21,541)	(15,467)
Income tax (expense) benefit	(131)	6	(131)	6
Net loss	$(11,029)	$(9,928)	$(21,672)	$(15,461)
Comprehensive income (loss):
Unrealized gain (loss) on investments	21	(1)	16	(16)
Unrealized (loss) gain on foreign currency translation	(9)	64	(24)	(49)
Comprehensive loss	$(11,017)	$(9,865)	$(21,680)	$(15,526)
Weighted-average shares used to compute basic and diluted net loss per share	23,908,516	18,588,993	23,888,173	18,588,442
Basic and diluted net loss per share	$(0.46)	$(0.53)	$(0.91)	$(0.83)

Alpine Immune Sciences Inc.
Contacts:
Alex Sharif
Director, Investor Relations and Corporate Development
Alpine Immune Sciences, Inc.
206-788-4545
ir@alpineimmunesciences.com

Laurence Watts
Managing Director
Gilmartin Group, LLC.
619-916-7620
laurence@gilmartinir.com